Exhibit 3.28

Delaware	PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “YAK INTERESTS LLC”, FILED IN THIS OFFICE ON THE THIRD DAY OF MAY, A.D. 2007, AT 6:01 O’CLOCK P.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4345376 8100	AUTHENTICATION: 5649854
070518340	DATE: 05-04-07

CERTIFICATE OF FORMATION

OF

YAK INTERESTS LLC

TO THE SECRETARY OF STATE

OF THE STATE OF DELAWARE:

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”) hereby certifies that:

I.

NAME

The name of the limited liability company is Yak Interests LLC (the “Company”).

II.

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized agent of the Company has executed this Certificate of Formation as of May 3, 2007.

/s/ Susan S. Mullen
Susan S. Mullen
Authorized Person

324383 v1/RE